Exhibit 107
CALCULATION OF FILING FEE TABLE

FORM S-8
(Form type)

PACIRA BIOSCIENCES, INC.
(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	457(c) and 457(h)	1,492,907 (1)	$25.63	$38,263,206.41	$0.00015310	$5,858.10
Total Offering Amounts					$38,263,206.41		$5,858.10
Total Fee Offsets							$—
Net Fee Due							$5,858.10

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s common stock that may become issuable under the Pacira BioSciences, Inc. Amended and Restated 2014 Inducement Plan as a result of any future stock splits, stock dividends or similar adjustments of the registrant’s outstanding common stock.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated based on the average of the high and low sales prices for the registrant’s common stock as reported by the Nasdaq Global Select Market on February 21, 2025.